Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Clearway Energy, Inc:

We consent to the use of our report dated March 1, 2021 with respect to the consolidated balance sheets of Clearway Energy, Inc. and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedules “Schedule I - Condensed Financial Information of Registrant” and “Schedule II - Valuation and Qualifying Accounts,” and to the use of our report dated March 1, 2021 on the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated by reference herein.

Our report dated March 1, 2021 refers to changes in accounting principle, the Company’s adoption of Topic 606, Revenue from Contracts with Customers and Topic 842, Leases.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 3, 2021